Exhibit 4.1

CI&T Inc. PLANO DE OPÇÃO DE COMPRA DE AÇÕES	CI&T Inc. STOCK OPTION PLAN

Alterado pela Assembleia Geral Extraordinária da CI&T Software S.A. (“C I&T Brasil”) em 29 de outubro de 2021 e aprovado em Reunião do Conselho de Administração da CI&T Inc. (“Companhia”) ocorrida em 29 de outubro de 2021.

Amended by the Extraordinary General Shareholders Meeting of CI&T Software S.A. (“CI&T Brasil”) held on October 29, 2021, and approved by CI&T Inc. (“Company”)’s Board of Directors resolution held on October 29, 2021.

1. Objetivo do Plano	1. Purpose of the Plan

1.1 Objetivos. Este Plano tem por objetivo conceder aos Participantes (conforme definição na Cláusula 3 abaixo) o direito de se tornarem acionistas da Companhia. Este direito poderá estar sujeito a determinadas condições a serem impostas pela Companhia e visa a: (a) estimular a expansão, o êxito e a consecução do objeto social da Companhia e suas Controladas; e (b) alinhar os interesses dos acionistas da Companhia ao dos Participantes.

1.1 Purposes. The purpose of this Plan is to grant to the Participants (as defined in Clause 3 below) the right to become shareholders of the Company. Such right may be subject to certain conditions to be imposed by the Company and aims at (a) stimulating the expansion, success and achievement of the corporate purpose of the Company and its Subsidiaries; and (b) aligning the interests of the Company’s shareholders with those of the Participants.

1.1.1 Para os fins do presente Plano, serão consideradas “Controladas” todas e quaisquer sociedades nas quais a Companhia detenha ou venha a deter, direta ou indiretamente, direitos de sócia que lhe assegurem, de modo permanente, preponderância nas deliberações sociais e/ou o poder de eleger a maioria dos administradores das referidas sociedades.

1.1.1 For the purposes of this Plan, “Subsidiaries” are deemed to be any and all entities in which the Company holds or shall hold, directly or indirectly, equity interests ensuring to it, on a permanent basis, preponderance in corporate resolutions and/or the power to elect the majority of the managers of such companies.

2. Administração do Plano	2. Management of the Plan
2.1 Administração. O presente Plano será administrado pelo Conselho de Administração da Companhia, observado o disposto no contrato social da Companhia.	2.1 Management. This Plan shall be managed by the Board of Directors of the Company, in compliance with the provisions of the Company's Memorandum and Articles of Association.
2.2 Competências. O Conselho de Administração estará sujeito aos limites estabelecidos na lei, no contrato social da Companhia (conforme alterado de tempos em tempos) e na regulamentação aplicável.

2.2 Attributions. The Board of Directors shall be subject to the limits established by law, the Company's Memorandum and Articles of Association (as amended from time to time) and the applicable regulations.

2.2.1 O Conselho de Administração terá amplos poderes para implementar o Plano e para tomar todas as medidas necessárias e adequadas para a sua administração. As deliberações do Conselho de Administração vinculam a Companhia no que diz respeito a todas as matérias relacionadas ao Plano.

2.2.1 The Board of Directors shall have broad powers to implement the Plan and to take all necessary and appropriate actions for its management. Resolutions of the Board of Directors shall be binding upon the Company in respect of all matters related to the Plan.

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2.2.2. Dentre os poderes atribuídos ao Conselho de Administração para a administração do Plano encontram-se os seguintes:	2.2.2 Among the powers attributed to the Board of Directors for the management of the Plan are the following:
(a) apontar, dentre os Participantes, conforme disposto na Cláusula 3 abaixo, aqueles que terão direito de adquirir opções de compra de Ações (“Opções”, ou, individualmente, “Opção”);	(a) To designate, among the Participants, as provided in Clause 3 below, those who shall be entitled to acquire stock options (“Options”, or, individually, “Option”);
(b) criar e aplicar normas gerais relativas à aquisição de Opções, nos termos do Plano, e solucionar eventuais dúvidas de interpretação do Plano;	(b) To create and apply general rules regarding the acquisition of Options, in accordance with the Plan, and to clarify any interpretation issues with the Plan;
(c) estabelecer parâmetros para os Participantes, de forma a estabelecer critérios objetivos para sua eleição;	(c) To establish objective criteria for the election of Participants;
(d) estabelecer quantidade, datas e preços de aquisição e de exercício, bem como as demais características das Opções a serem adquiridas pelos Participantes;	(d) To establish the number, dates and prices of acquisition and exercise as well as the other characteristics of the Options to be acquired by the Participants;
(e) definir a alienação de Opções, por meio de Programas (definidos adiante), conforme previsto neste Plano;	(e) To define the sale of Options, by means of Programs (as defined below), as provided for in this Plan;
(f) estabelecer regras complementares a este Plano;	(f) To establish complementary rules to this Plan;
(g) estabelecer prazos de carência diferentes daqueles previstos neste Plano, assim como antecipar os referidos prazos de carência;	(g) To establish vesting periods different from those provided for in this Plan, as well as to push such vesting periods forward;
(h) alterar o prazo de exercício das Opções;	(h) To change the period of exercise of the Options;
(i) deliberar a emissão de novas Ações (conforme definido na Cláusula 6.1)para satisfazer o exercício de Opções, nos termos do Plano;	(i) To resolve on the issuance of new Shares (as defined in Clause 6.1), issuable upon, and in order to satisfy, the exercise of the Options, in accordance with the Plan;
(j) decidir se, para fazer face ao exercício da Opção, a Companhia deverá emitir novas Ações ou alienar Ações mantidas em tesouraria (se houver);	(j) To decide whether, in order to exercise the Option, the Company shall issue new Shares or transfer Shares held in treasury (if any);

(k) impor restrições à transferência das Ações adquiridas por meio do exercício das Opções, podendo também atribuir para a Companhia opções de recompra ou direitos de preferência em caso de alienação pelo Participante dessas mesmas Ações, até o término do prazo e/ou cumprimento das

(k) To impose restrictions on the transfer of the Shares acquired through the exercise of the Options, as well as to grant to the Company repurchase options or rights of first refusal in the event of disposal by the Participant of those same Shares, until expiration of the term and/or

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condições que venham a ser fixados; e	compliance with the conditions that shall be imposed; and
(l) estabelecer requisitos para a alienação ou exercício das Opções.	(l) To establish requirements for the sale or exercise of the Options.
2.2.3. O Conselho de Administração não poderá alterar os prazos de exercício das opções previstos nos Contratos de Opção, exceto se acordado pelo respectivo Participante.	2.2.3 The Board of Directors may not modify the terms of exercise of the options provided for in the Option Agreements, except if agreed by the respective Participant.
3. Participantes	3. Participants

3.1 Participantes. Poderão participar do Plano os profissionais selecionados a exclusivo critério do Conselho de Administração, dentre os Administradores, Executivos, Empregados e Prestadores de Serviços da Companhia e de suas Controladas.

3.1 Participants. Professionals selected at the exclusive discretion of the Board of Directors among the Managers, Executives, Employees and Service Providers of the Company and its Subsidiaries may participate in the Plan.

3.1.1 Para os fins deste Plano:	3.1.1 For the purposes of this Plan:
(a) “Administrador” significa os membros do Conselho de Administraçã o e/ou da Diretoria da Companhia ou de suas Controladas;	(a) "Manager" means the members of the Board of Directors and/or Officers of the Company or its Subsidiaries;
(b) “Executivo” significa os empregados seniores da Companhia ou de suas Controladas;	(b) "Executive" means the senior employees of the Company or its Subsidiaries;
(c) “Empregado” significa os profissionais que desempenham determinadas atividades e/ou funções para a Companhia ou suas Controladas com vínculo empregatício; e	(c) "Employee" means professionals who perform certain activities and/or functions for the Company or its Subsidiaries under an employment relationship (vínculo empregatício); and

(d) “Prestador de Serviços” significa os profissionais que desempenham determinadas atividades e/ou funções para a Companhia ou suas Controladas sem possuir vínculo empregatício ou estatutário com referidas sociedades.

(d) "Service Provider" means the professionals who perform certain activities and/or functions for the Company or its Subsidiaries without having an employment or statutory relationship with said companies.

3.1.2 Serão considerados participantes do Plano os Administradores, Executivos, Empregados e Prestadores de Serviços que adquiram Opções (“Participantes”).	3.1.2 Managers, Executives, Employees and Service Providers who acquire Options shall be deemed Participants of the Plan ("Participants").

3.2 Tratamentos Diferenciados. O Conselho de Administração poderá tratar de maneira diferenciada Participantes que se encontrem em situação similar, não estando obrigado, por qualquer regra de isonomia ou analogia, a estender a outros Participantes, qualquer condição, benefício ou deliberação que entenda aplicável apenas a determinados Participantes. O Conselho de Administração poderá, ainda, estabelecer um

3.2 Differentiated Treatments. The Board of Directors may treat differently Participants in similar situations and shall not be bound, by virtue of any rule of isonomy or analogy, to extend to other Participants any condition, benefit or resolution that it deems applicable only to certain Participants. The Board of Directors may also establish special treatment for exceptional cases during the effectiveness of each Option, provided that the

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tratamento especial para casos excepcionais, durante a eficácia de cada direito de Opção, desde que não sejam afetados os direitos já concedidos aos Participantes nem os princípios básicos do Plano. Tal disciplina excepcional não constituirá precedente invocável por outros Participantes.

rights already granted to Participants and the basic principles of the Plan are not affected. Such exceptional discipline shall not constitute a precedent arguable by other Participants.

3.3 Permanência no Emprego ou Cargo. Nenhuma disposição do Plano, assim como sua simples existência, conferirá aos Participantes garantia de manutenção do vínculo empregatício, estatutário ou contratual com a Companhia ou suas Controladas ou interferirá de qualquer modo no direito da Companhia e de suas Controladas, sujeito às condições legais e àquelas do contrato de trabalho ou do contrato de prestação de serviços, conforme o caso, de rescindir a qualquer tempo o relacionamento com o Participante. Adicionalmente, nenhuma disposição do Plano conferirá a qualquer Administrador titular de uma Opção direitos concernentes à sua permanência até o término do seu mandato ou interferirá de qualquer modo no direito da Companhia ou de suas Controladas em destituí-lo, nem assegurará o direito à sua reeleição para o cargo.

3.3 Permanence in Employment or Office. No provision of the Plan, or its mere existence, shall confer onto the Participants any assurance of maintenance of the employment, statutory or contractual relationship with the Company or its Subsidiaries or in any way interfere with the rights of the Company and its Subsidiaries, with due regard to legal conditions and those of the employment or service provision agreement, as the case may be, to terminate at any time the relationship with the Participant. Additionally, no provision of the Plan shall confer onto any Manager holding an Option rights regarding his permanence until expiration of his term of office or shall in any way interfere with the right of the Company or its Subsidiaries to remove him from office or ensure to him the right to re-election to the office.

3.4 Ausência de Caráter Remuneratório. O Plano constitui negócio oneroso de natureza exclusivamente civil e não cria qualquer obrigação de natureza trabalhista ou previdenciária entre a Companhia ou suas Controladas com os Participantes, sejam eles administradores estatutários ou não ou empregados. Nesse sentido, a participação do Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas no Plano não interfere na remuneração fixa e variável para ele fixada.

3.4 No Compensation Nature. The Plan constitutes an onerous transaction of an exclusively civil nature and does not create any labor or social security obligation between the Company or its Subsidiaries with the Participants, whether or not they are statutory managers or employees. In this sense, the participation of the Director, Executive Officer, Employee or Service Provider of the Company or its Subsidiaries in the Plan does not interfere with their fixed and variable compensation.

4. Programas	4. Programs

4.1 Programas. O Conselho de Administração selecionará, por meio de Programas, os Participantes que poderão dele participar, assim como a quantidade de Opções que cada Participante terá direito de adquirir e demais condições aplicáveis (“Programas”).

4.1 Programs. The Board of Directors shall select, through Programs, the Participants who may participate, as well as the number of Options each Participant shall be entitled to acquire and other applicable conditions ("Programs").

4.2 Contrato de Opção. Cada Participante deverá aderir expressamente ao Plano e ao respectivo Programa, mediante assinatura de Contrato de Opção de Compra de Ações (“Contrato de Opção”), obrigando-se, sem qualquer ressalva, ao cumprimento de todos os dispositivos estabelecidos neste Plano e no respectivo

4.2 Option Agreement. Each Participant shall expressly adhere to the Plan and the respective Program by executing a Stock Option Agreement ("Option Agreement"), undertaking, without any reservations, to comply with all provisions established in this Plan and the respective Program.

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Programa.

4.2.1 Os Contratos de Opção deverão especificar, sem prejuízo de outras condições a serem determinadas pelo Conselho de Administração (a) a quantidade e o preço de aquisição das Opções; (b) os termos e condições para aquisição do direito ao exercício das Opções; (c) o prazo final para exercício das Opções; e (d) o preço de exercício das Opções e condições de pagamento.

4.2.1 The Option Agreements shall specify, without prejudice to other conditions to be determined by the Board of Directors (a) the number and acquisition price of the Options; (b) the terms and conditions for the vesting of the Options; (c) the deadline for exercise of the Options; and (d) the exercise price of the Options and payment conditions.

4.2.2 O Contrato de Opção poderá subordinar o exercício das Opções a determinadas condições, além da verificação da ocorrência de um Evento de Liquidez, bem como impor novas restrições à transferência das Ações adquiridas por meio do exercício das Opções, podendo também reservar para a Companhia opções de recompra e/ou direitos de preferência em caso de transferência das Ações pelo Participante, observado o disposto na Cláusula 2.3.3 acima.

4.2.2 The Option Agreement may subordinate the exercise of the Options to certain conditions, in addition to verification of occurrence of a Liquidity Event, as well as impose new restrictions on the transfer of the Shares acquired through the exercise of the Options, and may also reserve for the Company repurchase options and/or right of first refusal in the event of transfer of Shares by the Participant, in compliance with the provisions of Clause 2.3.3 above.

4.3 Características dos Programas. O Conselho de Administração deverá estabelecer para cada um dos Programas, observados os critérios gerais fixados neste Plano e o disposto no contrato social da Companhia:

4.3 Characteristics of the Programs. The Board of Directors shall establish for each of the Programs, in compliance with the general criteria established in this Plan and the provisions of the Company’s Memorandum and Articles of Association:

(a) o número de Opções e o respectivo preço de aquisição de tais Opções;	(a) the number of Options and the respective acquisition price of such Options;
(b) os prazos e condições para que as Opções se tornem exercíveis;	(b) the terms and conditions for the vesting of the Options;
(c) o preço de exercício das Opções e, se houver, o índice de correção do preço até a data do exercício das Opções (automaticamente aplicável na menor periodicidade prevista em lei);

(c) the exercise price of the Options and, if applicable, the index for monetary updating of the price up to the date of exercise of the Options (automatically applicable within the shortest intervals permitted by the law);

(d) o prazo máximo para o exercício das Opções ou os critérios para a sua determinação;	(d) the maximum term for exercising the Options or the criteria for its determination;
(e) quaisquer restrições à negociação das Ações subscritas ou adquiridas em razão do exercício das Opções; e	(e) any restrictions on trading the Shares subscribed for or acquired by reason of the exercise of the Options; and
(f) eventuais penalidades.	(f) potential penalties.

4.4 Interpretação dos Programas. As Opções concedidas de acordo com qualquer Programa ficam sujeitas a todos os termos e condições estabelecidos neste Plano. A concessão de Opções sob um Programa a qualquer Participante não

4.4 Interpretation of the Programs. Options granted under any Program are subject to all terms and conditions set forth in this Plan. The grant of Options under a Program to any Participant does not entail the Company's obligation to grant

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enseja a obrigação por parte da Companhia de conceder Opções adicionais ao mesmo Participante, em exercícios futuros. Observado o disposto na Cláusula 13.3 abaixo, no caso de conflito entre o Plano e as disposições dos Programas ou de qualquer instrumento ou contrato firmado em decorrência do Plano, prevalecerão as disposições contidas no Plano, exceto se o Programa ou Contrato de Opção expressamente prever que a regra nele prevista prevalecerá sobre o Plano.

additional Options to the same Participant in future years. Subject to the provisions of Clause 13.3 below, in the event of conflict between the Plan and the provisions of the Programs or of any instrument or agreement entered into as a result of the Plan, the provisions contained in the Plan shall prevail, unless the Program or Option Agreement expressly provides that the rule therein shall prevail over the Plan.

4.5 Termos e Condições da Opção. As Opções a serem alienadas aos Participantes, estarão sujeitas aos termos e condições estabelecidos neste Plano, nos Programas e no Contrato de Opção assinado pelo Participante.

4.5 Terms and Conditions of the Option. Options to be granted to Participants shall be subject to the terms and conditions set forth in this Plan, the Programs and the Option Agreement executed by the Participant.

4.6 Extinção. Sem prejuízo de qualquer disposição adicional ou em contrário prevista no Plano ou nos Programas, as Opções extinguir-se-ão automaticamente, cessando todos os seus efeitos de pleno direito, nos seguintes casos:

4.6 Termination. Without prejudice to any provision to the contrary or additional contained in the Plan or Programs, the Options shall automatically terminate, with full cessation of all their effects as a matter of law, in the following cases:

(a) mediante o seu exercício integral das Opções;	(a) upon full exercise of the Options;
(b) após o decurso do Prazo de Exercício das Opções;	(b) after the expiration of the Term of Exercise of the Options;
(c) se a Companhia for dissolvida, liquidada, tiver sua falência decretada ou tiver aprovado plano de recuperação judicial ou extrajudicial; e	(c) if the Company is dissolved, liquidated, has its bankruptcy declared or has approved or if a judicial or extrajudicial recovery program plan is approved; and
(d) nas hipóteses previstas na Cláusula 12 deste Plano.	(d) in the events described in Clause 12 of this Plan.
5. Exercício da Opção	5. Exercise of the Option

5.1. Prazo de Carência. O Conselho de Administração definirá, em cada Programa, o prazo a partir do qual a Opção concedida aos Participantes tornar-se-á potencialmente apta a exercício (“Prazo de Carência”). O Conselho de Administração poderá definir em cada Programa as hipóteses de antecipação do Prazo de Carência.

5.1. Vesting Period. The Board of Directors shall define, in each Program, the term after which the Option granted to Participants shall become potentially exercisable ("Vesting Period"). The Board of Directors may define in each Program the events of acceleration of the Vesting Period.

5.2. Para fins do presente Plano, as Opções cujo Prazo de Carência já tenha decorrido ou sido antecipado serão denominadas “Opções Vestidas”, enquanto que as Opções cujo Prazo de Carência não tenha decorrido ou sido antecipado serão denominadas “Opções Não-Vestidas”.

5.2. For the purposes of this Plan, Options in which the relevant Vesting Period has already elapsed or has been accelerated shall be referred to as "Vested Options", while Options in which the Vesting Period has not elapsed or been accelerated shall be referred to as "Non-Vested Options".

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5.3. Evento de Liquidez. Para os fins deste Plano, serão considerados Eventos de Liquidez os seguintes eventos:	5.3. Liquidity Event. For the purposes of this Plan, the following events shall be considered Liquidity Events:

(i) a ocorrência de uma oferta pública inicial de ações de emissão da Companhia que resulte na listagem e efetiva negociação de ações de emissão da Companhia na B3 S.A. - Brasil, Bolsa, Balcão ou outra bolsa de valores de primeira linha no exterior (“IPO”);

(i) occurrence of an initial public offering of shares issued by the Company that results in the listing and effective trading of shares issued by the Company in B3 S.A. – Brasil, Bolsa, Balcão or any other top tier foreign stock exchange ("IPO");

(ii) a ocorrência da transferência da totalidade das ações de emissão da Companhia detidas, diretamente ou indiretamente, por fundos de investimento geridos pela Advent International Corporation (“Advent”) a um Terceiro, que não uma Afiliada da Advent (“Alienação”); ou

(ii) occurrence of the transfer of the entirety of shares issued by the Company directly or indirectly held by investment funds managed by Advent International Corporation ("Advent") to a Third Party, other than an Affiliate of Advent ("Sale of the Company"); or

(iii) a ocorrência da transferência, diretamente ou indiretamente, de ações de emissão da Companhia representativas de mais do que 50% (cinquenta por cento) do capital social votante da Companhia a um Terceiro (“Alteração do Controle”).

(iii) occurrence of the transfer, directly or indirectly, of shares issued by the Company representing more than fifty percent (50%) of the voting capital stock of the Company to a Third Party ("Change of Control").

5.4. “Terceiro” significa qualquer pessoa que não seja (i) (a) uma Afiliada da Advent, e/ou (b) os acionistas controladores, os acionistas minoritários e suas respectivas Afiliadas, conforme definido no Acordo de Acionistas; e (ii) “Afiliada da Advent” significa a Hoshin Empreendimentos S.A., o Maverick Fundo de Investimento em Participações Multiestratégia, o Java Fundo de Investimento em Participações Multiestratégia, a Advent International, quaisquer fundos de investimento administrados ou cujos ativos estejam sob gestão da Advent International (“Fundos Advent”) e quaisquer sociedades nas quais os Fundos Advent, direta ou indiretamente, detenham participação igual ou superior a 50% (cinquenta por cento).

5.4. "Third Party" means any person other than (i) (a) an Affiliate of Advent, and/or (b) the controlling shareholders, minority shareholders and their respective Affiliates as defined in the Shareholders’ Agreement; and (ii) "Affiliate of Advent" means Hoshin Empreendimentos S.A, Maverick Fundo de Investimento em Participações Multiestratégia, Java Fundo de Investimento em Participações Multiestratégia, Advent International, any investment funds managed or the assets of which are under the management of Advent International ("Advent Funds") and any companies in which Advent Funds directly or indirectly hold an interest of fifty percent (50%) or more.

5.5. Condição para Exercício das Opções -Evento de Liquidez. O direito de exercício das Opções Vestidas está condicionado à ocorrência de um Evento de Liquidez.	5.5. Condition for the Exercise of Options – Liquidity Event. The right to exercise the Vested Options is conditioned upon occurrence of a Liquidity Event.
5.6. Exercício das Opções. O Conselho de Administração definirá em cada Programa os termos e condições para o exercício das Opções Vestidas.	5.6. Exercise of Options. The Board of Directors shall set forth in each Program the terms and conditions for the exercise of the Vested Options.
5.7. Direitos de Acionista. Nenhum Participante	5.7. Shareholder Rights. No Participant shall

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terá quaisquer dos direitos e privilégios de acionista da Companhia até que as Opções sejam devidamente exercidas e as Ações objeto das Opções sejam subscritas ou adquiridas pelo Participante.	have any of the rights and privileges of a shareholder of the Company until the Options are duly exercised and the Shares subject to the Options are subscribed for or acquired by the Participant.
6. Ações Incluídas no Plano	6. Shares Included in the Plan

6.1. Quantidade de Ações Incluídas no Plano. Cada Opção dará direito ao Participante de adquirir 1 (uma) ação ordinária Classe A de emissão da Companhia (“Ação”), sujeito aos termos e condições estabelecidos no respectivo Contrato de Opção. As Opções que poderão ser alienadas no âmbito deste Plano deverão conferir direitos sobre um número de Ações que não exceda, a qualquer tempo, o montante máximo e cumulativo de 5% (cinco por cento) das Ações de emissão da Companhia na data de aprovação original deste Plano.

6.1. Number of Shares Included in the Plan. Each Option shall entitle the Participant to acquire one (1) Class A common share in the capital of the Company (“Share”), with due regard to the terms and conditions established in the respective Option Agreement. Options that may be granted under this Plan shall confer rights in a number of Shares not exceeding, at any time, five percent (5%) of the Shares issued by the Company on the original date of approval of this Plan.

6.2. Direitos das Ações Incluídas no Plano. As Ações alienadas segundo o Plano conferirão aos seus titulares os direitos previstos na legislação aplicável e no contrato social da Companhia.

6.2. Rights of the Shares Included in the Plan. Shares granted under the Plan shall confer onto their holders the rights provided for in the applicable laws and in the Company’s Memorandum and Articles of Association.

6.3. Ajustes. De modo a manter os direitos econômicos dos Participantes, se a quantidade de ações que compõem o capital social da Companhia for aumentada ou diminuída, incluindo em razão de bonificações, desdobramentos, grupamentos, resgate ou conversão de ações de uma espécie ou classe em outra ou conversão em ações de outros valores mobiliários emitidos pela Companhia, o Conselho de Administração deverá efetuar os ajustes apropriados no número, espécie e classe das ações a serem emitidas de acordo com as Opções que foram exercidas e com as que não tenham sido exercidas, exceto se a alteração do número de ações que compõem o capital social da Companhia for em decorrência de emissão de novas ações em virtude de aumentos de capital, ocasião em que não serão realizados ajustes no número das ações a serem emitidas de acordo com as Opções. Os ajustes mencionados nesta Cláusula 6.3 não poderão modificar o preço total de exercício das Opções não exercidas. Nenhuma fração de Ação será emitida segundo o Plano ou em virtude de qualquer dos ajustes previstos nesta Cláusula.

6.3. Adjustments. In order to preserve the economic rights of the Participants, if the number of shares composing the Company's share capital is increased or reduced, including by reason of stock bonuses, splits, reverse splits, redemption or conversion of shares of one type or class into another or conversion into shares of other securities issued by the Company, the Board of Directors shall make the appropriate adjustments in the number, type and class of shares to be issued according to the Options that have been exercised and those that have not been exercised, except where the change in the number of shares composing the Company's share capital is resulted from the issuance of new shares under capital increases, in which event no adjustment shall be made to the number of shares to be issued according to the Options. The adjustments mentioned in this Clause 6.3 may not modify the aggregate exercise price of the Options not exercised. No fraction of the Shares shall be issued under the Plan or by virtue of any of the adjustments referred to in this Clause.

7. Prazo de Exercício	7. Term of Exercise

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7.1 Prazo de Exercício. As Opções deverão ser exercidas pelos Participantes no prazo definido em cada um dos Programas (“Prazo de Exercício”).	7.1 Term of Exercise. Options shall be exercised by Participants within the term defined in each of the Programs (“Term of Exercise”).

7.1.1 As Opções que não forem exercidas pelos respectivos Participantes no Prazo de Exercício serão automaticamente canceladas, de pleno direito, independentemente de aviso prévio, não sendo devida qualquer indenização ao Participante que não exerceu a Opção, ficando o Participante ciente de que, a menos que de outra forma regulada neste Plano, perderá o investimento realizado na aquisição das Opções.

7.1.1 Options not exercised by the respective Participants within the Term of Exercise shall automatically lapse and be cancelled, regardless of prior notice, and no indemnification shall be due and payable to the Participant that did not exercise the Option, and the Participant is hereby made aware that, unless otherwise regulated in this Plan, he/she shall lose the investment made in the acquisition of the Options.

8. Preço de Aquisição da Opção e Pagamento	8. Option Acquisition Price and Payment

8.1 Preço de Aquisição da Opção. Conforme previsto neste Plano, as Opções deverão ser adquiridas pelos Participantes. O preço para aquisição de uma Opção pelo Participante será fixado pelo Conselho de Administração quando da aprovação do respectivo Programa e determinado a exclusivo critério do Conselho de Administração, com base em modelos e/ou metodologias de precificação de opções de ações (“Preço de Aquisição”).

8.1 Option Acquisition Price. As provided for in this Plan, Options shall be acquired by the Participants. The price for acquisition of an Option by the Participant shall be set by the Board of Directors upon approval of the respective Program and determined at the sole discretion of the Board of Directors, based upon models and/or methodologies of stock option pricing ("Acquisition Price").

8.2 Forma de Pagamento. A forma de pagamento do Preço de Aquisição das Opções será prevista no Programa.	8.2 Form of Payment. The form of payment of the Option Acquisition Price shall be provided for in the Program.
9. Preço de Exercício da Opção e Pagamento	9. Option Exercise Price and Payment

9.1 Preço de Exercício da Opção. Para o exercício das Opções adquiridas, os Participantes deverão pagar um preço de exercício por Opção, o qual corresponderá ao preço de emissão ou de aquisição da ação. O Preço de Exercício será fixado pelo Conselho de Administração quando da aprovação do respectivo Programa e será baseado no valor justo das Ações da Companhia e ajustado com base nos Critérios para Ajuste previstos na Cláusula 9.2 abaixo. O Conselho de Administração poderá estabelecer no Contrato de Opção o índice de correção do Preço de Exercício (“Preço de Exercício”).

9.1 Option Exercise Price. For the exercise of the acquired Options, Participants shall pay an exercise price per Option, which shall correspond to the issuance or acquisition price of the share. The Exercise Price shall be established by the Board of Directors upon approval of the respective Program and shall be based on the fair value of the Company's Shares and adjusted based on the Adjustment Criteria set forth in the Clause 9.2 below. The Board of Directors may establish in the Option Agreement the index for monetary adjustment of the Exercise Price ("Exercise Price").

9.2 Critérios para Ajuste. “Critérios para Ajuste” significam os valores por ação distribuídos pela Companhia (e pela CI&T Brasil enquanto o Plano estava em vigor na CI&T Brasil) a seus acionistas a partir de determinada data prevista no Programa

9.2 Adjustment Criteria. “Adjustment Criteria” means the amounts per share distributed by the Company (and by CI&T Brasil during the period in which the Plan was in force under CI&T Brasil) to its shareholders from the date to be established in the

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e/ou no Contrato de Opção, a título de dividendos e juros sobre o capital próprio, corrigidos desde a data de cada efetiva distribuição, o qual será subtraído do Preço de Exercício definido nos respectivos Programas.

Program and/or the Option Agreement, as dividends and interest on equity, adjusted from the date of each effective distribution, which will be subtracted from the Exercise Price defined in the respective Programs.

9.3 Dividendos. As Ações adquiridas em razão do exercício das Opções farão jus a dividendos declarados após a subscrição ou aquisição da Ação decorrente do exercício da Opção.	9.3 Dividends. Shares acquired as a result of exercise of Options shall be entitled to dividends declared after the subscription for or acquisition of Shares resulting from the exercise of the Option.

9.4 Forma de Pagamento. O Preço de Exercício deverá ser pago à vista pelo Participante, simultaneamente à formalização da subscrição ou aquisição, conforme o caso, da Ação objeto da Opção pelo Participante.

9.4 Form of Payment. The Exercise Price shall be paid on demand by the Participant simultaneously with the formalization of the subscription for or acquisition of, as the case may be, the Shares subject of the Option by the Participant.

10. Entrega das Ações	10. Delivery of Shares

10.1 Entrega das Ações. Nenhuma Ação será entregue ao Participante em decorrência do exercício das Opções, a não ser que todas as exigências legais, regulamentares e estatutárias decorrentes deste Plano e do Programa tenham sido integralmente cumpridas.

10.1 Delivery of the Shares. No Shares shall be delivered to the Participant as a result of the exercise of the Options, unless all legal, regulatory and statutory requirements arising from this Plan and the Program have been fully complied with.

11. Restrições a Alienação das Ações Objeto das Opções	11. Restrictions on the Transfer of Shares Subject of the Options

11.1 Restrição a Alienação das Ações. O Conselho de Administração, a seu exclusivo critério, poderá eventualmente estabelecer, se assim determinar quando da aprovação de cada Programa, que o Participante apenas poderá vender, onerar, transferir ou, de qualquer outra forma, alienar as Ações da Companhia adquiridas no âmbito do Plano em decorrência da verificação de um Evento de Liquidez (incluindo em virtude de bonificações, desdobramentos, subscrições ou qualquer outra forma de aquisição, ou valores mobiliários que deem direito à subscrição ou aquisição de Ações), podendo o Conselho de Administração inclusive estabelecer um período mínimo de indisponibilidade (lock up) estabelecido em cada Programa, para cada lote de Ações, o qual não será superior a 12 (doze) meses a contar da data de exercício das Opções.

11.1 Restriction on the Transfer of Shares. The Board of Directors, at its sole discretion, may establish, if it so determines upon approving each Program, that the Participant may only sell, encumber, transfer or otherwise dispose of the Company's Shares acquired under the Plan as a result of verification of a Liquidity Event (including by those Shares resulting from stock bonuses, splits, subscriptions or any other form of acquisition, or securities granting a right to the subscription for or acquisition of Shares); the Board of Directors may also set forth a minimum period of lock-up established in each Program, for each lot of Shares, which shall not exceed twelve (12) months counted from the date of exercise of the Options.

12. Desligamento	12. Termination
12.1. Desligamento. Para os fins deste Plano, “Desligamento” significa o término da relação	12.1. Termination. For purposes of this Plan, "Termination" means the termination of the legal

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jurídica de Administrador, Executivo, Empregado ou Prestador de Serviço entre o Participante e a Companhia ou suas Controladas, por qualquer motivo, incluindo sem limitação renúncia, destituição, substituição ou término do mandato sem reeleição ao cargo de Administrador, pedido de demissão voluntária ou demissão, com ou sem justa causa, rescisão de contrato de prestação de serviços, aposentadoria estabelecida de comum acordo, invalidez permanente ou falecimento. Para maior clareza, fica estabelecido que eventual desligamento do Participante do cargo de Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas seguido de eleição e investidura ou contratação de tal Participante para outro cargo como Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas não caracteriza Desligamento, para fins deste Plano.

relationship of Manager, Executive, Employee or Service Provider between the Participant and the Company or its Subsidiaries, for whatsoever reason, including without limitation resignation, removal, replacement or expiration of the term of office without re-election to the office of Manager, request for voluntary departure or dismissal, with or without cause, termination of a services agreement, retirement established by mutual agreement, permanent disability or death. For the sake of clarity, it is hereby established that the eventual departure of a Participant from the position of Manager, Executive, Employee or Service Provider of the Company or its Subsidiaries followed by election and investiture or hiring of such Participant in another position as Manager, Executive, Employee or Service Provider of the Company or its Subsidiaries does not characterize Termination for the purposes of this Plan.

12.2. Exceto se estabelecido de forma diversa no Programa e/ou Contrato de Opção, se, a qualquer tempo, o Participante:	12.2. Unless otherwise provided for in the Program and/or in the Option Agreement if, at any time, the Participant:

(a) desligar-se da Companhia e/ou de suas Controladas, conforme o caso, por vontade própria, mediante demissão, renúncia ou término do seu contrato de prestação de serviços: (i) as Opções Não-Vestidas na data do seu Desligamento serão consideradas automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante, ocasião em que o Participante perderá o investimento realizado na aquisição das Opções Não-Vestidas; e (ii) as Opções Vestidas na data do seu Desligamento poderão ser exercidas mediante a ocorrência de um Evento de Liquidez, observado o prazo máximo de vigência das Opções Vestidas e os prazos de exercício a serem estabelecidos no Programa e/ou Contrato de Opção, após o que as mesmas restarão automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante, ocasião em que o Participante perderá o investimento realizado na aquisição das Opções Vestidas;

(a) Departs from the Company and/or its Subsidiaries, as the case may be, at his own initiative, by means of dismissal, resignation or expiration of his/her service agreement: (i) Non-Vested Options as of the date of his Termination shall be deemed automatically lapsed and cancelled, without any indemnification and/or payment to the Participant, at which time the Participant shall lose the investment made in the acquisition of the Non-Vested Options; and (ii) Vested Options as of the date of his/her Termination may be exercised upon occurrence of a Liquidity Event, with due regard to the maximum term of validity of the Vested Options and the conditions for exercise to be established in the Program and/or the Options Agreement, after which they shall automatically lapse and be cancelled, without any indemnification and/or payment to the Participant, whereupon the Participant shall lose the investment made in the acquisition of the Vested Options;

(b) for desligado da Companhia e/ou de suas Controladas por vontade desta por Justa Causa, mediante demissão, destituição, não reeleição ao cargo ou rescisão do contrato de prestação de serviços, todas as Opções Vestidas ou Opções Não-Vestidas que não tiverem sido exercidas pelo Participante até a data do Desligamento serão consideradas automaticamente canceladas, sem

(b) Is dismissed from the Company and/or its Subsidiaries at the Company’s initiative for Cause, by means of dismissal, removal from office, non-re-election to office or termination of the service agreement, all Vested or Non-Vested Options not exercised by the Participant up to the date of Termination shall be deemed automatically lapsed and cancelled, without any indemnification and/or

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direito a qualquer indenização e/ou pagamento ao Participante, ocasião em que o Participante perderá o investimento realizado na aquisição das Opções;	payment to the Participant, whereupon the Participant shall lose the investment made in the acquisition of the Options;

(c) (i) for desligado da Companhia e/ou de suas Controladas por vontade desta sem Justa Causa, mediante demissão, destituição, não reeleição ao cargo ou rescisão do contrato de prestação de serviços; ou (ii) desligar-se da Companhia por aposentadoria acordada com a Companhia ou invalidez permanente: (X) as Opções Não-Vestidas na data do seu Desligamento serão recompradas pela Companhia (ou qualquer Controlada) pelo mesmo valor pago pelo Participante quando da aquisição das Opções, corrigido pelo IPCA (ou outro índice acordado pelas partes) desde a data de aquisição das Opções pelo Participante até a data da efetiva recompra pela Companhia; e (Y) as Opções Vestidas na data do seu Desligamento poderão ser exercidas mediante a ocorrência de um Evento de Liquidez, observado o prazo máximo de vigência das Opções Vestidas e os prazos de exercício a serem estabelecidos no Programa e/ou Contrato de Opção, após o que as mesmas restarão automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante, ocasião em que o Participante perderá o investimento realizado na aquisição das Opções Vestidas; e

(c) (i) is dismissed from the Company and/or its Subsidiaries at the Company’s initiative without Cause, by means of dismissal, removal from office, non-re-election to office or termination of the service agreement; or (ii) departs from the Company due to retirement as agreed with the Company or permanent disability: (X) the Non-Vested Options on the date of Termination shall be repurchased by the Company (or any Subsidiary) for the same amount paid by the Participant upon acquisition of the Options, monetarily adjusted by reference to the variation of the IPCA index (or other index agreed by the parties) from the date of acquisition of the Options by the Participant until the date of effective repurchase by the Company; and (Y) the Vested Options on the date of his/her Termination may be exercised upon occurrence of a Liquidity Event, with due regard to the maximum term of validity of the Vested Options and the conditions for exercise to be established in the Program and/or Option Agreement, after which they shall automatically lapse and be cancelled, without any indemnification and/or payment to the Participant, whereupon the Participant shall lose the investment made in the acquisition of the Vested Options; and

(d) desligar-se da Companhia ou de suas Controladas por falecimento, o Prazo de Carência das Opções Não-Vestidas na data do seu Desligamento será antecipado, de modo que essas passarão a ser Opções Vestidas, e, portanto, a totalidade das Opções Vestidas poderão ser exercidas mediante a ocorrência de um Evento de Liquidez, observado o prazo máximo de vigência das Opções Vestidas e os prazos de exercício a serem estabelecidos no Programa e/ou Contrato de Opção, após o que as mesmas restarão automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante, ocasião em que o Participante perderá o investimento realizado na aquisição das Opções Vestidas.

(d) Departs from the Company and/or its Subsidiaries due to death, the Vesting Period of the Non-Vested Options on the date of Termination shall be anticipated, making it so that they become Vested Options and, therefore, all of the Vested Options may be exercised upon occurrence of a Liquidity Event, with due regard to the maximum term of validity of the Vested Options and the conditions for exercise to be established in the Program and/or Option Agreement, after which they shall automatically lapse and be cancelled, without any indemnification and/or payment to the Participant, whereupon the Participant shall lose the investment made in the acquisition of the Vested Options.

12.2.1. Em qualquer das hipóteses de Desligamento, caso o Participante venha a figurar como prestador de serviços, consultor, administrador, executivo ou empregado de qualquer sociedade que desempenhe atividades concorrentes

12.2.1. In any of the events of Termination, if the Participant becomes a service provider, consultant, manager, executive or employee of any company performing activities competing with those developed by the Company and/or its Subsidiaries,

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às desenvolvidas pela Companhia e/ou suas Controladas, as Opções ainda vigentes poderão ser recompradas pela Companhia, em qualquer momento a partir da data do conhecimento por parte da Companhia do ingresso do Participante em tal sociedade concorrente, pelo mesmo valor pago pelo Participante quando da aquisição das referidas Opções, corrigido pelo IPCA (ou outro índice acordado pelas partes) desde a data do pagamento do Preço de Aquisição pelo Participante até a data de exercício da opção de recompra da Companhia, sem direito a qualquer indenização e/ou outro pagamento. A previsão contida nesta Cláusula 12.2.1 é aplicável também para todas as hipóteses de infração, pelo Participante, de suas obrigações de não-concorrência assumidas junto à Companhia, caso aplicável. A Companhia exercerá a opção de recompra prevista nesta Cláusula mediante mera notificação ao Participante, sendo que, mediante o exercício da opção de recompra pela Companhia, o Participante deixará de ter qualquer direito de exercício em relação a tais Opções.

the Options still in force may be repurchased by the Company, at any time from the date of the Company’s knowledge of the Participant's joining such competing company, for the same amount paid by the Participant upon the acquisition of the aforementioned Options, monetarily adjusted by reference to the variation of the IPCA (or other index agreed by the parties) from the date of payment of the Acquisition Price by the Participant until the date of exercise of the Company's repurchase option, without any indemnification and/or other payment. The provision contained in this Clause 12.2.1 is also applicable to all events of violation by the Participant of its non-compete obligations assumed to the Company and Subsidiaries, if applicable. The Company shall exercise the repurchase option set forth in this Clause by means of a mere notice to the Participant, and upon exercise of the repurchase option by the Company, the Participant shall no longer have any exercise right with respect to such Options.

12.2.2. Para os fins do presente Plano, “Justa Causa” significará (A) a demissão por justa causa do Participante contratado sob o regime da Consolidação das Leis Trabalhistas - CLT; (B) a rescisão motivada do contrato que regule o vínculo entre a Companhia e/ou suas Controladas e o Participante, por iniciativa da Companhia; e (C) a destituição do Participante do seu cargo por iniciativa da Companhia e/ou de suas Controladas decorrente da comprovada violação, pelo Participante, de quaisquer dos deveres e atribuições, incluindo, mas não se limitando, (C.1) os previstos nos arts. 153 a 157 da Lei das S.A.; (C.2) desídia do Participante no exercício das atribuições decorrentes do seu mandato de administrador; (C.3) condenação penal relacionada a crimes dolosos; (C.4) a prática comprovada, pelo Participante, de atos desonestos ou fraudulentos contra a Companhia e/ou suas Controladas; (C.5) qualquer ato ou omissão decorrente de culpa grave do Participante e que seja prejudicial aos negócios, imagem, ou situação financeira da Companhia, de seus acionistas, ou de suas Controladas; (C.6) violação do instrumento que regule o exercício do mandato de administrador estatutário celebrado pelo Participante com a Companhia e/ou com Controladas; (C.7) o descumprimento do contrato social da Companhia e/ou dos documentos constitutivos de suas Controladas e demais disposições societárias aplicáveis; terá o significado previsto no contrato que regule o vínculo entre a

12.2.2. For the purposes of this Plan, "Cause" shall mean (A) dismissal for cause of the Participant hired under the system established by the Brazilian Consolidation of Labor Laws - CLT; (B) justified termination of the agreement governing the relationship between the Company or Subsidiaries and the Participant, at the initiative of the Company and/or Subsidiaries; and (C) removal of the Participant from office at the initiative of the Company and/or Subsidiaries as a result of proven violation by the Participant of any of his duties and attributions including, but not limited to, (C.1) those set forth in articles 153 to 157 of the Corporation Law; (C.2) the Participant's negligence in exercising the duties arising from its office as a manager; (C.3) criminal conviction related to willful crimes; (C.4) the Participant's proven performance of dishonest or fraudulent acts against the Company and/or its Subsidiaries; (C.5) any act or omission resulting from gross negligence by the Participant and which is detrimental to the business, image or financial situation of the Company, its shareholders and/or its Subsidiaries; (C.6) violation of the instrument that regulates the exercise of the office of statutory manager entered into by the Participant with the Company and/or its Subsidiaries; (C.7) noncompliance with the Memorandum and Articles of Association of the Company and/or the constitutional documents of its Subsidiaries and other applicable corporate provisions; having the meaning foreseen in the agreement governing the

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Companhia e o Participante, bem como, em qualquer hipótese; (C.8) a violação da legislação anticorrupção brasileira, da legislação contra a lavagem de dinheiro e, ainda, ao Foreign Corrupt Practices Act – FCPA ou ao Bribery Act do Reino Unido; e (C.9) violação grave do código de ética da Companhia ou de suas Subsidiárias.

relationship between the Company and/or Subsidiaries and the Participant, as well as, in any case; (C.8) violation of the Brazilian anti-corruption laws, of the laws against money laundering and, also, the Foreign Corrupt Practices Act - FCPA or the Bribery Act of the United Kingdom; and (C.9) the serious violation of the Code of Ethics of the Company or its Subsidiaries.

13. Regulamentação Aplicável	13. Applicable Regulations

13.1. Regulamentação Aplicável. Este Plano, cada Programa, as Opções adquiridas com base em tais instrumentos e a subscrição de novas Ações derivadas das Opções ou aquisição de Ações de emissão da Companhia mantidas em tesouraria, conforme o caso, deverão observar a regulamentação aplicável.

13.1. Applicable Regulations. This Plan, each Program, the Options acquired based on such instruments and the subscription for new Shares derived from the Options or acquisition of Shares issued by the Company held in treasury, as the case may be, shall comply with the applicable regulations.

13.2. Direito de Preferência dos Acionistas. Os acionistas não terão direito de preferência na aquisição ou exercício das Opções segundo o Plano.	13.2. Shareholders' Preemptive Right. Shareholders shall not have a preemptive right in the acquisition or exercise of Options under the Plan.

13.3. Alterações. Salvo na hipótese da Cláusula 13.4 abaixo, quaisquer alterações a este Plano somente serão aplicáveis para os Programas que vierem a ser aprovados pelo Conselho de Administração após a data da respectiva alteração.

13.3. Amendments. Except in the event described in Clause 13.4 below, any amendments to this Plan shall only be applicable to Programs to be approved by the Board of Directors after the date of the respective amendment.

13.4. Superveniência Legal. Qualquer alteração legal significativa no tocante à regulamentação das sociedades por ações e/ou aos efeitos fiscais de um plano de opções de compra, poderá levar a revisão integral do Plano, observadas eventuais disposições previstas no Programa.

13.4. Supervening Legal Issues. Any significant amendment to legal provisions with respect to the regulation of corporations and/or the tax effects of a stock option plan may lead to a full revision of the Plan, with due regard to the provisions contained in the Program.

14. Reestruturação Societária	14. Corporate Restructuring

14.1. Reestruturação Societária. A aquisição de Opções nos termos do Plano não impedirá a Companhia de se envolver em operações de reorganização/reestruturação societária, tais como transformação, incorporação, fusão, cisão e qualquer outra forma de reestruturação societária (“Reestruturação”).

14.1. Corporate Restructuring. The acquisition of Options under the Plan shall not prevent the Company from engaging in corporate reorganization/restructuring transactions, such as transformation, merger, amalgamation, spin-off and any other form of corporate restructuring ("Restructuring").

14.1.1. O Conselho de Administração da Companhia e as sociedades envolvidas em operações de Reestruturação determinarão, a seu exclusivo critério, e sem prejuízo de outras medidas: (a) a substituição das Ações objeto das Opções por ações, quotas ou outros valores mobiliários de emissão da sociedade sucessora da

14.1.1. The Board of Directors of the Company and the companies involved in Restructuring transactions shall determine, at their sole discretion and without prejudice to other action: (a) the replacement of the Shares subject of the Options with shares, quotas or other securities issued by the Company's successor entity, provided that they do so pursuant to the

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Companhia, desde que o faça nos exatos termos e condições do Plano e Programas em vigor, sendo que caso a Reestruturação seja por meio de criação de holding que venha a abrir o capital ou seja o alvo da transferência de controle, as ações objeto das Opções serão substituídas por ações da referida sociedade holding, devendo assim fazer nos exatos termos e condições do Plano e Programas em vigor; (b) a antecipação da aquisição do direito ao exercício das Opções, de forma a assegurar a inclusão das ações correspondentes na operação em questão; e/ou (c) o pagamento em dinheiro da quantia a que o Participante faria jus caso tivesse exercido as Opções e alienado suas respectivas Ações, nos termos do Plano.

exact terms and conditions of the Plan and Programs then in effect, and provided further that, if the Restructuring is carried out by means of creation of a holding company that shall go public or be the subject of a transfer of control, the shares subject of the Options shall be replaced with shares of that holding company, such replacement being made according to the exact terms and conditions of the Plan and Programs then in effect; (b) acceleration of the vesting of the Options, so as to ensure the inclusion of the corresponding shares in the transaction in question; and/or (c) payment in cash of the amount to which the Participant would have been entitled if he had exercised the Options and disposed of its respective Shares, in accordance with the Plan.

14.1.2. A Companhia reconhece que este Plano foi adotado em 29 de outubro de 2021 no âmbito de uma Reestruturação, nos termos da qual a Companhia se tornou a holding do grupo CI&T para os fins da realização de uma oferta pública inicial. Consequentemente, a Companhia reconhecerá e dará efeito aos direitos de cada Participante auferidos de acordo com o plano correspondente e programas relacionados da CI&T Brasil em vigor antes de tal Reestruturação e assumirá todas as obrigações da CI&T Brasil sob tal plano conforme modificações aqui previstas, nos termos e condições determinados pelo Conselho de Administração da Companhia para implementar tal Reestruturação e, de outra forma, de acordo com os termos deste Plano e de cada Programa correspondente.

14.1.2. The Company acknowledges that this Plan was adopted by the Company on October, 29, 2021 in connection with a Restructuring pursuant to which the Company became the holding company of the CI&T group for the purposes of an initial public offering. Accordingly, the Company will recognize and give effect to the rights of each Participant accrued under the corresponding plan and related programs in effect in respect of CI&T Brasil prior to such Restructuring and shall assume all obligations of CI&T Brasil under such plan as modified hereunder, on such terms and conditions as determined by the Board of Directors of the Company to reflect such Restructuring and otherwise in accordance with the terms of this Plan and each corresponding Program.

15. Data de Vigência	15. Effective Date

15.1. Vigência. O Plano entrará em vigor na data de sua aprovação e expirará, a qualquer tempo, por decisão do Conselho de Administração. O término de vigência do Plano não afetará a eficácia das Opções ainda em vigor, anteriormente adquiridas.

15.1. Effectiveness. The Plan shall be effective on the date of its approval and shall expire at any time by resolution of the Board of Directors. Expiration of the Plan shall not affect the effectiveness of previously acquired Options still in effect.

16. Obrigação de Venda	16. Obligation to Sell

16.1. Obrigação de Venda. Caso os Participantes exerçam suas Opções Vestidas em uma Alienação ou Alteração do Controle, na forma prevista no Programa e/ou Contrato de Opção, ficarão obrigados a (i) alienar as Ações por eles detidas em decorrência do exercício das Opções Vestidas ao Terceiro, livres e desembaraçadas de quaisquer ônus, sujeito aos mesmos termos e condições aplicáveis às Ações sujeitas à Alienação ou

16.1. Obligation to Sell. In the event that the Participants exercise their Vested Options in a Sale of the Company or Change of Control in the manner provided for in the Program and/or Option Agreement, they shall be obliged (i) to dispose the Shares held by them as a result of the exercise of the Vested Options to the Third Party acquirer, free and clear from any encumbrances, subject to the same terms and conditions applicable to the Shares

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Alteração do Controle, e (ii) aderir integralmente ao contrato de compra e venda de ações a ser celebrado entre os acionistas cedentes e o Terceiro adquirente, no âmbito da Alienação ou da Alteração do Controle, para estabelecer os termos e condições aplicáveis à alienação das Ações da Companhia, assumindo todos os direitos e obrigações assumidos pelos acionistas cedentes na qualidade de vendedores, de forma proporcional à participação detida por cada um dos Participantes na Companhia, incluindo, mas não se limitando, com relação às declarações e garantias, bem como às obrigações de indenização.

subject of the Sale of the Company or Change of Control, and (ii) to fully adhere to the share purchase and sale agreement to be entered into between the assigning shareholders and the Third Party acquirer, within the scope of the Sale of the Company or Change of Control, under the same the terms and conditions applicable to the disposition of the Company's shares, assuming all the rights and obligations undertaken by the assigning shareholders as sellers, pro rata to the interest held by each of the Participants in the Company including, but not limited to, the representations and warranties, as well as the indemnification obligations.

17. Disposições Complementares	17. Supplementary Provisions

17.1. Adesão ao Acordo de Acionistas da Companhia. No momento em que os Participantes exercerem as respectivas Opções e como condição para o recebimento das Ações objeto das Opções, o Participante deverá aderir, de forma irrevogável e irretratável e na qualidade de acionista minoritário, ao Acordo de Acionistas do Bloco de Controle da Companhia, conforme aditado de tempos em tempos (“Acordo de Acionistas”), conforme modelo de termo de adesão a ser apresentado pelo Conselho de Administração. Mediante a realização de um IPO, o Participante não precisará aderir ao Acordo de Acionistas.

17.1. Adhesion to the Company's Shareholders’ Agreement. Upon the exercise of the respective Options and as a condition to the receipt of the Shares subject of the Options, the Participant shall irrevocably and irreversibly adhere and in the capacity of minority shareholder, to the Shareholders' Agreement of the Company's Controlling Block, as amended from time to time ("Shareholders' Agreement"), as per the form of adhesion instrument to be presented by the Board of Directors. Upon completion of the IPO, the Participant will not be required to adhere to the Shareholders Agreement.

17.2. Cessão. Os direitos e obrigações decorrentes do Plano, dos Programas, do Contrato de Opção e de quaisquer outros instrumentos firmados em decorrência de referidos documentos têm caráter personalíssimo e não poderão ser cedidos ou transferidos a terceiros, no todo ou em parte, nem dados em garantia de obrigações, sem a prévia anuência escrita da Companhia.

17.2. Assignment. The rights and obligations arising from the Plan, Programs, Option Agreement and any other instruments executed as a result of those instruments are of a very personal nature and cannot be assigned or transferred to third parties, in whole or in part, or pledged as collateral to obligations, without the prior written consent of the Company.

17.3. Lei Aplicável e Solução de Controvérsias. Este Plano será regido e interpretado de acordo com as Leis da República Federativa do Brasil e quaisquer alegações ou controvérsias oriundas ou em conexão com este Plano deverão ser solucionadas de forma definitiva por meio de arbitragem regida pelo Regulamento de Arbitragem (“Regulamento”) do Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá (“CAM-CCBC”), e administrado pelo CAM-CCBC. O tribunal arbitral será composto por 3 (três) árbitros apontados de acordo com o Regulamento. O idioma da arbitragem será o português. A sede da arbitragem será a cidade de São Paulo - SP, Brasil.

17.3. Governing Law and Dispute Resolution. This Plan shall be governed by and interpreted in accordance with the Laws of the Federative Republic of Brazil and any claims or controversies arising out of or in connection with this Plan shall be definitively resolved by arbitration governed by the Arbitration Rules ("Rules") of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce ("CAM-CCBC"), and administered by CAM-CCBC. The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the Rules. The language of the arbitration shall be Portuguese. The seat of the arbitration shall be the city of São Paulo - SP, Brazil. Any judicial measures provided for in

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Quaisquer medidas judiciais previstas na Lei 9.307/96 poderão ser requeridas pelas partes, sendo de competência exclusiva o foro da comarca de São Paulo - SP, Brasil, sem qualquer renúncia à arbitragem. Os custos da arbitragem, incluindo honorários advocatícios da Parte vencedora serão arcados pela Parte perdedora, na forma da sentença arbitral.

Law 9.307/96 may be requested by the parties, the exclusive jurisdiction for which shall lie with the district court of São Paulo - SP, Brazil, without any waiver of arbitration. The costs of the arbitration, including the winning Party's attorneys' fees, shall be borne by the losing Party, in accordance with the arbitration award.

17.4. Participantes Não Residentes no Brasil. Condições especiais relativas à jurisdição em que o Participante está localizado e/ou reside poderão ser aplicáveis, conforme Apêndices a este Plano ou outros que vierem a ser criados de tempos em tempos.

17.4. Participants Not Resident in Brazil. Specific conditions related to the jurisdiction in which the Participant is located and/or residing may apply, as per the Appendixes to this Plan or other appendixes to be created from time to time.

17.5. Conflito de Tradução. Este Plano é aprovado concomitantemente nos idiomas português e inglês. Na hipótese de quaisquer questões ou conflitos relacionados a ambas as versões, a versão em português prevalecerá em relação aos Participantes residentes no Brasil e a versão em inglês prevalecerá para os Participantes não residentes no Brasil.

17.5. Conflict of Translation. This Plan is approved simultaneously in the Portuguese and English languages. In the event of any conflict between the Portuguese and English translation, the Portuguese version shall govern in relation to the Participants residing in Brazil and the English version shall govern for Participants not residing in Brazil.

* * * *	* * * *

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Apêndice A	Appendix A
Apêndice de Termos e Condições Adicionais para Participantes que são Contribuintes dos Estados Unidos	Appendix of Additional Terms and Conditions for Participants who are United States Taxpayers

TERMS AND CONDITIONS

Pursuant to the Plan, The Board of Directors may establish separate rules to enable the eventual inclusion in the Plan of Participants not resident in Brazil. This Appendix (“Appendix A”), which is part of the Plan, contains the additional “terms and conditions” of the Plan, the Programs, and the Option Agreements that will apply to a Participant if he or she is a United States (U.S.) taxpayer. In the event of a conflict between the terms of the Plan, a Program or an Option Agreement and the terms of this Appendix with respect to a U.S. taxpayer, the terms of this Appendix A shall govern. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan, the Programs or the Option Agreements.

Additional Terms

1.	Grant of Options. No Options shall be issued after March 31, 2030. Participant’s Vested Options shall remain outstanding through the tenth anniversary of their Grant Date.

2.	Tax Requirements & Section 409A. Any adjustments or changes to the Options or the Shares pursuant to the Plan shall be made in accordance with any applicable requirements of Section 409A of the Code and any guidance issued thereunder. The Options granted under the Plan are intended to comply with Section 409A of the Code and any guidance issued thereunder and shall be interpreted, operated and administered accordingly.

3.	Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any affiliate of the Company, nor any person acting on behalf of the Company or any affiliate of the Company, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Option by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Option to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Option.

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Apêndice B	Appendix B
Apêndice de Termos e Condições Adicionais para Participantes que são Contribuintes dos Reino	Appendix of Additional Terms and Conditions for Participants who are United Kingdom Taxpayers

UNITED KINGDOM SUB-PLAN

1.              Purpose & Adoption. Pursuant to the Plan, The Board of Directors may establish separate rules to enable the eventual inclusion in the Plan of Participants not resident in Brazil. This Appendix (“Appendix B” or “United Kingdom Sub-Plan”), which is part of the Plan, contains the additional “terms and conditions” of the Plan, the Programs, and the Option Agreements that will apply to a Participant if he or she is a United Kingdom Beneficiaries (as such term is defined below).

2.              Relationship with the Plan. This Appendix B shall be read in conjunction with the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan, Program and Option Agreement. The provisions of this Appendix B shall form an integral part of the United Kingdom Sub-Plan and, to the fullest extent permissible under applicable law, apply thereto mutatis mutandis, to the Plan, Program and Option Agreement. In the event of any conflict between the terms and conditions of the United Kingdom Sub-Plan and the Plan, the provisions of the United Kingdom Sub-Plan shall prevail for the grants made thereunder; provided, however, that United Kingdom Beneficiaries (as such term is defined below) may not obtain rights or benefits under the United Kingdom Sub-Plan if not entitled to such rights or benefits pursuant to the provisions of the Plan.

3.              Application. The terms of the United Kingdom Sub-Plan apply to grants of Options that are made:

(a) after the date of approval of the United Kingdom Sub-Plan, to Participants who are employees and who (i) are residents of the United Kingdom for tax purposes, or (ii) perform some or all of the duties of their employment in the United Kingdom (other than where such performance in the United Kingdom is not significant in scope and is incidental to duties performed by the relevant employee outside the United Kingdom); or

(b) to Participants who are employees and who, subsequent to receiving such grants, (i) become residents of the United Kingdom for tax purposes, or (ii) commence performing some or all of the duties of their employment in the United Kingdom (other than where such performance in the United Kingdom is not significant in scope and is incidental to duties performed by the relevant employee outside the United Kingdom (in which case the terms of this sub-plan shall be deemed to apply from the date on which the relevant Options were granted), in each case such Participants being “United Kingdom Beneficiaries”.

4.              Limitation on Eligibility. Notwithstanding anything to the contrary in the Plan, only

United Kingdom Beneficiaries are eligible to receive new grants of Options under the United Kingdom Sub-Plan and, accordingly, no new grants of Options shall be made under the United Kingdom Sub-Plan to Service Providers, or to any other person who is not an employee at the time of such grant.

5.              United Kingdom Taxes. For the purposes of the United Kingdom Sub-Plan, the terms of the Plan shall include the following provisions in relation to UK taxation:

(a) As a condition of the grant, vesting and exercise of the Options, the ultimate liability for all income tax, National Insurance Contributions (“NICs) or any other social security contributions (including, except where determined otherwise by the Company or (if different) the Participant’s employer

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(the “Employer”), employer’s NICs or other employer’s social security contributions to the extent such amounts may be lawfully recovered from the relevant Participant), or any other relevant taxes or tax related items (or any equivalent or similar taxes, contributions or other relevant tax-related items in any relevant jurisdiction) or required deductions, withholdings or payments legally applicable to the relevant Participant and related to the grant, vesting or exercise of the Options, the issuance or subsequent sale of the Shares subject to the Option, or the participation in the Plan (“Tax-Related Items”) is and remains the responsibility of the relevant Participant and may exceed the amount actually withheld by the Company or (if different) the Employer.

(b) The Participant irrevocably agrees to pay to the Company or (if different) the Employer the amount of any Tax-Related Items or enter into arrangements to the satisfaction of the Company or the Employer (as appropriate) for payment of any Tax-Related Items, including (but not limited) by way of (i) withholding from the Participant’s wages or other compensation paid to the Participant by the Company or the Employer, (ii) withholding from proceeds of the sale of Shares acquired at exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent, (iii) withholding Shares that would otherwise be issued upon exercise of the Options or (iv) such other method as determined by the Company.

(c) The Participant further irrevocably agrees that if the Participant does not pay or the Employer or the Company does not withhold from Participant the full amount of any Tax-Related Items that the Participant owes in connection with the exercise of the relevant Options and/or the acquisition of Shares pursuant to the exercise of the relevant Options, or the disposal of Shares acquired on exercise of the Options, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Options (the “Taxable Event”) within ninety (90) days of the end of the UK tax year in which the Taxable Event occurs, or such other period specified in Section 222(1)(c) of the UK Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) (the “Due Date”), then the amount of any uncollected Tax-Related Items shall (unless the Company or (if different) the Employer determines otherwise at its discretion) constitute a loan owed by the Participant to the Company or (if different) the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company or the Employer (as appropriate) may recover it at any time thereafter by any of the means referred to in paragraph 5(b) above. The Participant also authorizes the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.

(d) Notwithstanding the foregoing, if the Participant is a director or other officer of the Company or the Employer (including an executive officer of the Company), the Participant will not be eligible for such a loan to cover any relevant uncollected Tax-Related Items. In that case, or in any other case where the Company or the Employer determines not to treat the amount of any uncollected Tax-Related Items as a loan in accordance with the preceding paragraph, the amount of any uncollected Tax-Related Items that are not collected from or paid by the Participant by the Due Date will constitute a benefit to Participant on which additional income tax and NICs will be payable. The Participant shall be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime (unless the Company or the Employer has confirmed that such income tax has been accounted for through payroll) and for reimbursing the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit which the Company and/or the Employer may recover from the Participant at any time thereafter by any of the means referred to in paragraph 5(b) above.

(e) By receiving a grant of Options, the relevant Participant agrees to indemnify the Company, the Employer (if different) and any relevant Subsidiary or Affiliate, against all and any liability for any taxes or Tax-Related Items which may arise in respect of or in connection with the relevant Options (or, for the avoidance of doubt, any option granted or provided to the relevant Participant by way of rollover, assumption or replacement of the Options) or the Shares (or, for the avoidance of doubt, other

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shares or securities) issued or transferred pursuant to the exercise of the Options (or, for the avoidance of doubt, any option granted or provided to the relevant Participant by way of rollover, assumption or replacement of the Options).

(f) The vesting and/or exercise of an Option granted to any Participant shall be conditional (unless and to the extent any such condition has been waived by the Company or (if different) the Employer) on:

(i) the Participant entering into a joint election with the Company or (if different) the Participant’s employer (as appropriate) pursuant to section 431(1) or 431(2) of ITEPA 2003 (a “Section 431 Election”, in the form set out in Part 1 of the Schedule to this Appendix) (or such other election as the Company or the employer may direct for the same purpose) in respect of any Shares acquired (or to be acquired) on the vesting or exercise of the relevant Option; and

(ii) the Participant entering into a joint election with the Company or (if different) the Participant’s employer (as appropriate), made in accordance with paragraph 3B(1) of Schedule 1 of the UK Social Security Contributions and Benefits Act 1992 (a “Joint NICs Election”, in the form set out in Part 2 of the Schedule to this Appendix), to transfer to Participant the liability for and secondary Class 1 (employer) National Insurance contributions arising in respect of “relevant employment income” as defined in paragraph 3B(1A) of Schedule 1 of the Social Security Contributions and Benefits Act 1992.

6.              Data protection. For the purpose of implementing, administering and managing the United Kingdom Sub-Plan, the Company, the Employer (as defined above) (or any other Subsidiary or Affiliate of the Company) and any third parties assisting in the implementation, administration and management of the United Kingdom Sub-Plan now or in the future, will collect and process information relating to the Participant in accordance with the privacy notice available from the Company or (if different) the Employer, as may be supplemented by any Option Agreement.

7.              Miscellaneous. For the purposes of the United Kingdom Sub-Plan, the terms of the Plan shall include the following provisions:

(a) The value of any benefit realised by the Participant under the United Kingdom Sub-Plan, any Program or any Option Agreement shall not be taken into account in determining any pension or similar entitlements.

(b) The Participant shall not have any right to compensation or damages from the Company, the Employer (if different) (or any Subsidiary or Affiliate of the Company), or any other person assisting in the implementation, administration and management of the United Kingdom Sub-Plan, any Program and/or any Option Agreement now or in the future, on account of any loss of any right for any Options to vest or be exercised or the lapsing, cancellation, forfeiture or extinction of any Options under the terms of the United Kingdom Sub-Plan, any Program and/or any Option Agreement where such loss arises (or is claimed to arise) in whole or in part from (i) the termination of the Participant’s employment with, or (ii) notice to terminate the Participant’s employment given by or to, the Company or (if different) the Employer (or any Subsidiary or Affiliate of the Company). This exclusion of liability shall apply however the termination of employment, or the giving of notice, is caused, and however compensation or damages may be claimed.

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Schedule to the United Kingdom Sub-Plan

Part 1: Form of Section 431 Election

Joint Election under s431 ITEPA 2003 for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003

One Part Election

1. Between

the Employee		[•]
whose National Insurance Number is	[•]
and
the Company (who is the Employee's employer)	[•]
of Company Registration Number		[•]

2. Purpose of Election

This joint election is made pursuant to section 431(1) or 431(2) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. An election under section 431(2) will ignore one or more of the restrictions in computing the charge on acquisition. Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3. Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities	[•]
Description of securities	[•]
Name of issuer of securities	[•]
* acquired by the Employee on	[dd/mm/yyyy]
* to be acquired by the Employee between	[dd/mm/yyyy] and [dd/mm/yyyy]

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*              to be acquired by the Employee after [dd/mm/yyyy] under the terms of [ insert scheme/plan name]

(* delete as appropriate)

4. Extent of Application

This election disapplies (* delete as appropriate):

*                      S.431(1) ITEPA: All restrictions attaching to the securities, or

*                      S431(2) ITEPA: The following specified restriction : [details of specified restriction]

5. Declaration

This election will become irrevocable upon the later of its signing or the acquisition (* and each subsequent acquisition) of employment-related securities to which this election applies.

(* delete as appropriate)

In signing this joint election, we agree to be bound by its terms as stated above.

……………………………………….	./…./……….
Signature (Employee)		Date
……………………………………….	./…./……….
Signature (for and on behalf of the Company)		Date
………………………….……………… Position in company

Note: Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.

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Part 2: Form of Joint NICs Election

Joint Election for the transfer of Employer’s National Insurance contributions to the employee

1.            BETWEEN

(a)                The Company [insert name of company] (the ‘Secondary Contributor’ who is the employer), Registered Office is at [insert address and company registration number]; and

(b)                [insert name of employee], (the ‘Employee’) whose National Insurance number is [example AA 000000 A].

2.            PURPOSE AND SCOPE OF ELECTION

2.1          This election covers the:
(Delete as appropriate)

(a)                grant of employment related securities options;

(b)                the award of employment related securities; and/or

(c)                the award of employment related convertible securities,

under the Stock Option Plan approved by CI&T Software S.A. on 31 March 2020 (the ‘Plan’) any Program to the Plan, any United Kingdom Sub-Plan to the Plan and/or any agreement made under the Plan, any Program to the Plan or any United Kingdom Sub-Plan.

(Delete as appropriate)

•                           on [dd/mm/yyyy] or

•                           between [dd/mm/yyyy] and [dd/mm/yyyy] or

•                           on or after [dd/mm/yyyy].

2.2	This joint election is made in accordance with Paragraph 3B(1) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (‘SSCBA 1992’).

2.3	The Company requests the Employee to enter into this joint election to transfer the liability for the Secondary Contributor’s National Insurance contributions (NICs) that arise on any relevant employment income covered by this election from the Secondary Contributor to the Employee.

2.4	The employer’s National Insurance liability that shall transfer from the employer to the Employee under this joint election is

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(Delete as appropriate)

•                           the whole of the secondary liability or

•                           [X%] of the secondary liability or

•                           the secondary liability in excess of [£X].

2.5	Relevant employment income from securities specified in 2.1 on which employer’s NICs becomes due is defined as:
	(a)	an amount that counts as employment income of the earner under section 426 of the Income Tax (Earnings and Pensions) Act 2003 (‘ITEPA 2003’) (restricted securities: charge on certain post-acquisition events),
	(b)	an amount that counts as employment income of the earner under section 438 of ITEPA 2003 (convertible securities: charge on certain post-acquisition events), or
	(c)	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA 1992.

2.6	This joint election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).

2.7	This election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3.    Arrangements for payment of secondary NICS

3.1	In signing this joint election the Employee authorises the Company, or other body (if applicable), to recover an amount sufficient to cover the liability for the employer’s NICs transferred under this election in accordance with the arrangements summarised below and further detailed in the attached Plan:

(a)	a deduction from salary or other payments due;
(b)	the delivery in cleared funds from the Employee in sufficient time to enable the Company to make payment to HM Revenue & Customs (HMRC);
(c)	the sale of sufficient shares acquired from the Employee’s securities following notification to the Company Secretary / Scheme Administrator / Plan Administrator (delete as necessary or

25

add other party if applicable), the proceeds of which must be delivered to the Company in sufficient time for payment to be made to HMRC by the due date;
(d)	a deduction from any cash payment, treated as Relevant Employment Income, given to the Employee;
(e)	where the proceeds of the gain are to be made through a third party, the Employee will authorise that party to withhold an amount from the payment or to sell shares sufficient to cover the secondary NICs transferred. Such amount will be paid in sufficient time to enable the Company to make payment to HMRC by the due date;
(f)	through any other method set forth in the relevant sections or provisions of the Plan, any Program, any United Kingdom Sub-plan or any agreement made under the Plan, any Program or any United Kingdom Sub-Plan.

3.2	The Company and the Employee will ensure that payment of the liability for the secondary NICs will be made to HMRC within 14 days following the end of the Income Tax month in which the relevant employment income arises – the due date.

The Employee understands that in making this election they will be personally liable for the secondary NICs covered by this election.

4.           Duration ofthis election

4.1         This joint election shall continue in force from the time it is made until whichever of the following first takes place:

(a)       the Company gives notice to the Employee terminating the joint election;

(b)       it is cancelled jointly by the Company and the Employee;

(c)       it ceases to have effect in accordance with the terms of the joint election;

(d)       HMRC serves notice on the Company that the approval of the joint election has been withdrawn.

4.2         The terms of this joint election will continue in full force regardless of whether the Employee ceases to be an employee of the Company.

5.            Execution and Method of entering into this joint election

In entering into this joint election both the Company and the Employee agree to be bound by its terms as stated above.

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Signature for and on behalf of the Company.................................................................... Date  ......./......./.......

Position in Company....................................................................

Signature of Employee.................................................................... Date......./......./.......

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